EXHIBIT 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is dated as of July 31, 2009 (the “Effective Date”), by and among HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”), and  InfoLogix, Inc., a Delaware corporation (“Infologix”), Infologix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition, LLC, a Pennsylvania limited liability company (“Opt”) and InfoLogix — DDMS, Inc., a Delaware limited liability company (“DDMS”, and together with Infologix, ISC, Embedded and Opt, collectively hereinafter referred to as “Borrower”).

RECITALS

A.            Lender and Borrower entered into that certain Loan and Security Agreement dated as of May 1, 2008 (as amended, restated, modified and in effect from time to time, the “Loan Agreement”), pursuant to which Lender, among other things, made loans to Borrower (the “Loans”), which are evidenced by (a) a Secured Revolver Promissory Note dated as of May 31, 2009 in the stated principal amount of Nine Million US Dollars ($9,000,000) and (b) a Secured Term Promissory Note dated as of May 31, 2009 in the stated principal amount of Eleven Million Four Hundred Thousand US Dollars ($11,400,000) (together, the “Notes”).

B.            In order to secure the prompt payment and performance of all obligations owing by Borrower to Lender under the Loan Agreement, Borrower granted Lender a first-priority, perfected security interest in and lien (the “First Priority Lien”) upon substantially all of Borrower’s assets, including, without limitation, all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, instruments, inventory, investment property, letters of credit, letter-of-credit rights, tort claims, and any proceeds thereof (collectively, the “Collateral”) subject only to Permitted Liens.  The First Priority Lien has been validly perfected and extends to all the cash proceeds of the Collateral, including, but not limited to, all of Borrower’s cash on hand (the “Cash Collateral”).

C.            To the extent not otherwise defined herein, all capitalized terms shall have the meanings attributed to them under the Loan Agreement.

D.            Pursuant to Section 7.24 of the Loan Agreement, the Fundamental Event Closing was to have occurred on or before July 31, 2009.  The Fundamental Event Closing has not occurred by such date and, as a result, an Event of Default has occurred and is continuing under Section 9.2 of the Loan Agreement (the “Specified Default”).

E.             Lender is willing to forbear from exercising its remedies under the Loan Agreement as a result of the Specified Default, subject to the terms and conditions, and for the period specified in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual undertaking set forth below, the parties agree as follows:

1.             Forbearance.  Absent the occurrence of any failure by Borrower to perform its obligations set forth in this Agreement, Lender agrees to forbear from exercising any remedies available to it under the Loan Agreement, any of the other Loan Documents or Article 9 of the Uniform Commercial Code, including without limitation any right of set-off, from the date of this Agreement through and including the earlier of (i) September 30, 2009 and (ii) the occurrence of a Forbearance Termination Event (as defined below) (such period, the “Forbearance Period”).

2.             Forbearance Termination Events.  The occurrence of any one or more of the following events after the date hereof shall constitute a “Forbearance Termination Event” under this Agreement:

(i)       Borrower fails to pay when due and payable principal, interest, and any other applicable fees under and in accordance with the Loan Agreement (including, without limitation, the payment of interest of $267,058.75 and $267,702.23 on August 3(1), 2009 and September 1, 2009, respectively);

(ii)      Borrower fails to provide Lender evidence that the events listed on Schedule A to this Agreement have occurred on the dates set forth therein;

(iii)     the failure after the date hereof of any Borrower to comply with any of the terms or undertakings of this Agreement;

(iv)     the date that any Borrower or any Affiliate thereof or any Person or entity claiming by or through any Borrower joins in, assists, cooperates or participates as an adverse party in any suit or other proceeding against Lender or any of its Affiliates relating to the indebtedness referred to as the Secured Obligations or any amounts owing hereunder in connection with or related to any of the transactions contemplated by the Loan Documents, this Agreement or any documents, agreements or instruments executed in connection with any of the foregoing; or

(v)      an Event of Default (other than the Specified Default) occurs pursuant to the Loan Documents; provided that, (a) Borrowers shall not be in default under Section 7.20(c) of the Loan Agreement so long as they have unrestricted cash of no less than

(1) First Business Day of the month.

$1,500,000 at any time during the Forbearance Period,(2) and (b) Borrower’s entry into this Agreement and Borrower’s taking the actions contemplated in this Agreement including without limitation the Schedule A hereto shall not constitute an Event of Default under the Loan Documents.

3.             Lender’s Rights and Remedies.  Upon the termination of the Forbearance Period, the agreements of the Lender to forbear from exercising its rights and remedies in respect of the Specified Default shall automatically, without the requirement of any notice to Borrower, terminate and the Lender shall be free in its sole and absolute discretion to proceed to enforce any or all of its rights and remedies set forth in this Agreement, the Loan Agreement, the other Loan Documents and applicable law, including, without limitation, the right to demand the immediate repayment of the Loans and the right to immediate repayment of all other Secured Obligations in full

Any deficiency which exists after disposition of the Collateral will be paid immediately by Borrower to Lender.  Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Lender.

Lender’s rights and remedies under this Agreement shall be cumulative and in addition to Lender’s rights and remedies under the Loan Documents and any other agreement between Lender and Borrower.  Lender shall have all other rights and remedies not inconsistent herewith as provided by applicable law. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election or acquiescence by Lender.

4.             Forbearance Fee. Borrower shall pay to Lender a forbearance fee of $412,171.41 equal to two percent (2%) of the Existing Indebtedness (as defined in Section 6 below). Such forbearance fee shall be due and payable on August 3, 2009.

5.             Release. In consideration of the foregoing, Borrower and its successors, assigns, agents, and subsidiaries (collectively, the “Releasors”), as applicable, release and forever discharge Lender, and its parents, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively, together with Lender, the “Releasees”), of and from any and all manner of action and actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands arising out of the Loan Agreement, asserted or unasserted, in law or in equity, against any of the Releasees which any Releasor ever had or now has on the date hereof, upon or by reason of any manner, cause, causes or thing whatsoever, whether presently existing, suspected, known, unknown, contemplated or anticipated.  Releasors specifically agree, represent, and warrant that the matters released herein are not limited to matters which are known or disclosed, and Releasors hereby waive any and all rights and benefits which Releasors now have, or in the future

(2) This will allow payment of forbearance fee and interest due during Forbearance Period without violating 7.21(c).

may have, conferred upon Releasors by virtue of the provisions of Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.             Affirmation. The recitals above are hereby incorporated by reference as though fully set forth herein.  Without limiting the generality of the foregoing:

a)     Borrower acknowledges that, as of the Effective Date, the total principal amount due Lender, including capitalized interest payments paid in kind and added to the principal amount of the Term Loan, is $20,608,570,57 (the “Existing Indebtedness”);

b)    Borrower irrevocably and unconditionally affirms that the Credit Documents are in full force and effect and constitute the valid, legal, and binding obligations of Borrower.  In connection therewith, Borrower further affirms that the Lender holds a valid and enforceable lien and that said lien has been validly perfected and extends upon all Collateral.

c)     Borrower further acknowledges that the Specified Default has occurred.

7.             No Waiver. The forbearance granted herein is a conditional, limited, temporary forbearance relating solely to the Specified Default and shall be in effect only during the Forbearance Period. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the Credit Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers.  Lender has not waived, and is not by this Agreement waiving, any Event of Default that may exist or be continuing on the Effective Date or any Event of Default that may occur after the Effective Date.  No omission or delay by Lender at any time to enforce any right or remedy reserved to it shall be a waiver of any such right or remedy to which Lender is entitled, and shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Credit Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

8.             Entire Agreement. The terms and conditions of this Agreement shall be incorporated by reference into the Loan Documents as though set forth in full therein.  In the event of any inconsistency between the provisions of this Agreement and any provision of any of the Loan Documents, the terms and provisions of this Agreement shall govern and control.  Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Loan Documents shall remain in full force and effect to the extent in effect on the date hereof.  The Loan Documents, as modified by this Agreement, constitute the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications, or understandings of the parties with respect to the subject matter thereof.  Upon the Effective Date, each reference in the Loan Documents to “this Agreement,” “hereunder,” “hereof,” or words of like import, shall mean and be a reference to the Loan Documents as amended hereby. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing signed by both parties.

9.             Notices. All notices, reports, or other correspondence or information to be transmitted to the parties pursuant to this Agreement shall be transmitted as set forth in the Loan Agreement.

10.           Successors and Assigns. The provisions of this Agreement and the Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted successor and assigns (if any).  Borrower shall not assign its obligations under this Agreement or any of the Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Lender may assign, transfer, or endorse its rights hereunder and under the Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.           No Strict Construction. This Agreement is the result of negotiations between Borrower and Lender, has been reviewed by their respective legal counsel during all of the negotiations which preceded the execution of this Agreement, and is the product of the efforts of all parties.  Lender’s involvement in the preparation of this Agreement is for the convenience of all parties and the parties agree that the terms of this Agreement shall not be construed against Lender solely by virtue of such preparation.

12.           Counterparts. This Agreement may be executed in any number of counterparts, any and all of which shall be deemed to be original.

13.           Due Authorization. Each person signing this Agreement hereby represents and warrants that he or she is authorized to so sign and that the execution, formation, and performance of this Agreement by the parties hereto is duly authorized.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first written above.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By	/s/ David T. Gulian
Name	David T. Gulian
Title	President

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David Gulian, President

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David Gulian, President

OPT ACQUISITION LLC

By:	/s/ David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: INFO LOGIX INC., its sole Member

By:	/s/ David T. Gulian
David Gulian, President

INFOLOGIX – DDMS, INC.

By:	/s/ David T. Gulian
David Gulian, President

Schedule A to Forbearance Agreement

Schedule Omitted for Filing